EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2009 RESULTS

South Hackensack, NJ, January 14, 2010 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) today reported financial results for its fiscal year ended October 31, 2009.

On October 30, 2008, the Company completed the acquisition of substantially all of the assets of the Plastic Films divisions of Atlantis Plastics, Inc. (“Atlantis”).  For the reasons set forth in the Company’s prior periodic reports filed with the Securities and Exchange Commission, no meaningful operational or financial information exists subsequent to the acquisition that segregates the impact of Atlantis from AEP as a whole.  Therefore, although the Atlantis acquisition materially impacted AEP's net sales and results of operations for the fiscal year 2009, the following discussion does not include any separate information regarding Atlantis.

Net sales for fiscal 2009 decreased $17.4 million, or 2.3%, to $744.8 million from $762.2 million for fiscal 2008. The decrease was the result of a 14.8% reduction in average selling prices coinciding with declines in resin costs from the prior year, negatively affecting net sales by $112.5 million, partially offset by a 15.9% increase in sales volume driven primarily by the Atlantis acquisition and positively affecting net sales by $103.3 million. Despite the increase in sales volume resulting from the Atlantis acquisition, significant 2009 sales volume decreases were noted in the Company’s construction and housing related product areas and are the result of the economic recession.  Fiscal 2009 also included an $8.2 million negative impact of foreign exchange relating to the Company’s Canadian operations.

Gross profit for fiscal 2009 increased $63.6 million to $160.4 million from $96.8 million for fiscal 2008.  The improvement in gross profit is primarily due to increased volume and lower resin costs combined with synergies resulting from the Atlantis acquisition and internal efficiency initiatives designed to align production with demand at the Company’s manufacturing facilities.  The gross profit for fiscal 2009 included a decrease in the LIFO reserve of $20.1 million which positively impacted gross profit for fiscal 2009.  Fiscal 2009 also included $1.4 million of negative impact of foreign exchange relating to the Company’s Canadian operations.  Gross profit in fiscal 2008 was negatively impacted by significant increases in resin costs and a $13.5 million increase in the LIFO reserve.

Operating expenses for fiscal 2009 increased $13.2 million, or 15.2%, to $100.1 million from the prior fiscal year, but remained flat on a per-pound-sold basis.  The increase in operating expenses is primarily due to higher delivery and selling expenses resulting from greater volumes sold in the current fiscal year, higher salaries and employee-related costs as a result of an approximately 20% increase in the Company’s headcount due to the Atlantis acquisition, combined with increased general and administrative expenses due to higher share-based compensation costs recorded in fiscal 2009 associated with stock options and performance units and increased accruals related to employee cash performance incentives.  General and administrative expenses in the current fiscal year also include costs related to transitional services associated with the Atlantis acquisition.  General and administrative expenses in the prior fiscal year included approximately $1.6 million, excluding professional fees, related to the settlement of a commercial dispute and approximately $0.4 million of advisory costs incurred as a result of the Company’s exploration of strategic alternatives related to the Company’s subsidiary in the Netherlands (sale was completed in April 2008).  Fiscal 2009 includes $1.0 million favorable effect of foreign exchange, decreasing reported total operating expenses.

“During fiscal 2009, AEP successfully managed through one of the toughest economic years in our company’s history,” said Brendan Barba, Chairman and Chief Executive Officer of the Company.  “Despite a difficult operating environment, which severely affected many of our business partners and distributors, we were successful in mitigating the economic impact on many of our businesses.  In particular, the synergies we are realizing from the Atlantis acquisition, combined with the cost reduction initiatives implemented throughout the year, are positioning the Company to continue navigating through these challenging times.  Most importantly, during fiscal 2009 we were able to reduce our debt by $79.2 million, which has significantly improved our balance sheet and liquidity.”

Mr. Barba concluded, “While we are pleased with our progress, we expect that 2010 will present many of the same economic challenges as 2009, and we will continue looking for ways to increase efficiency and cut costs so that we can sustain and grow our current business and continue to be well-positioned for future success.”

On April 1, 2009, AEP repurchased and retired $14.8 million (principal amount) of the Company’s Senior Notes due March 2013 (“2013 Notes”) at a price of 62.8% of par (“2013 Notes partial extinguishment”).  The cash paid was $9.4 million, which included $0.1 million of accrued interest. In connection with the 2013 Notes partial extinguishment, the Company recognized a $5.3 million gain on extinguishment of debt, net of the write-off of deferred debt issuance costs for fiscal 2009.  For tax purposes, the gain will be recognized as taxable income in the Company’s Federal tax returns ratably over the fiscal years beginning October 31, 2014 through October 31, 2018.

Interest expense for fiscal 2009 remained flat at $15.7 million as compared to the prior fiscal year, resulting primarily from lower interest rates on Credit Facility borrowings and lower interest expense on the Company’s 2013 Notes as a result of the 2013 Notes partial extinguishment, offset by higher average borrowings on the Company’s Credit Facility during fiscal 2009 as compared to the prior fiscal year, higher amortization of fees associated with the Company’s Credit Facility, and interest expense incurred on the new capital leases originating on March 27, 2009.

Net income for fiscal 2009 was $31.5 million, or $4.61 per diluted share.  Net income for fiscal 2008 was $12.2 million, or $1.79 per diluted share. Included in net income for fiscal 2008 is an after tax-gain of $7.9 million related to the sale of the Company’s Netherlands operation.

Adjusted EBITDA was $63.3 million in fiscal 2009 as compared to $37.2 million in fiscal 2008.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company’s operating performance.

The following is a reconciliation of the Company’s net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	October YTD	October YTD
	Fiscal 2009	Fiscal 2008
	(in thousands)	(in thousands)

Net income	$31,528	$12,244
Income from discontinued operations	1,099	8,932
Income from continuing operations	30,429	3,312
Provision (benefit) for taxes	18,994	(8,534)
Interest expense	15,749	15,731
Depreciation and amortization expense	19,058	13,712
(Decrease) increase in LIFO reserve	(20,149)	13,477
Other non-operating income, net	(4,785)	(916)
Share-based compensation	4,036	370

Adjusted EBITDA	$63,332	$37,152

The Company invites all interested parties to listen to its fiscal year 2009 conference call live over the Internet at www.aepinc.com on January 15, 2010, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 49205655.  An archived version of the call will be made available on the Company’s website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2009, to be filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company.  Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED OCTOBER 31, 2009 AND 2008

(in thousands, except per share data)

	2009	2008
NET SALES	$744,819	$762,231
COST OF SALES	584,383	665,409
Gross profit	160,436	96,822
OPERATING EXPENSES:
Delivery	37,690	36,425
Selling	38,675	31,866
General and administrative	23,691	18,596
Total operating expenses	100,056	86,887
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	7	(342)
Operating income	60,387	9,593
OTHER INCOME (EXPENSE):
Interest expense	(15,749)	(15,731)
Gain on extinguishment of debt, net	5,285	—
Other, net	(500)	916
Income (loss) from continuing operations before (provision) benefit for income taxes	49,423	(5,222)
(PROVISION) BENEFIT FOR INCOME TAXES	(18,994)	8,534
Income from continuing operations	30,429	3,312
DISCONTINUED OPERATIONS:
Income from discontinued operations	85	898
Gain from disposition	—	10,708
Benefit (provision) for income taxes	1,014	(2,674)
Income from discontinued operations	1,099	8,932
Net income	$31,528	$12,244
BASIC EARNINGS PER COMMON SHARE:
Income from continuing operations	$4.48	$0.49
Income from discontinued operations	$0.16	$1.32
Net income per common share	$4.65	$1.80
DILUTED EARNINGS PER COMMON SHARE:
Income from continuing operations	$4.45	$0.48
Income from discontinued operations	$0.16	$1.31
Net income per common share	$4.61	$1.79